Exhibit 99.1

Friday May 24, 4:05 pm Eastern Time

Press Release SOURCE: Eloquent, Inc.

Eloquent, Inc. Announces Transfer to Nasdaq SmallCap Market

SAN MATEO, Calif., May 24 /PRNewswire-FirstCall/ — Eloquent, Inc. (Nasdaq: ELOQ — News) today announced that the Nasdaq Stock Market approved the company’s request to have its common stock traded on the Nasdaq SmallCap Market. Eloquent’s common stock currently trades on the Nasdaq National Market. The transfer will become effective as of the commencement of trading on May 28, 2002. The securities will continue trading under the symbol ELOQ.

In addition, Eloquent announced today that its Board of Directors has voted to redeem the rights issued under its stockholder rights plan. This action was taken in order to comply with certain California legal requirements that will become applicable to Eloquent’s stock option plans and employee stock purchase plan upon the transfer to the Nasdaq SmallCap Market. Stockholders will receive a cash payment of $0.001 for each right granted under the rights plan.

About Eloquent, Inc.

Eloquent provides sales effectiveness solutions to Fortune 1000 companies — enabling organizations to increase the productivity of their sales and marketing organizations, accelerate new revenues and reduce product launch expenses. Using Eloquent’s patented rich media platform, Eloquent LaunchForce™ provides a closed-loop, field readiness solution that helps companies better equip employees, partners, and channels with the information they need to be more effective. More than 50 Fortune 1000 companies, including AT&T, Citibank, Cisco Systems, Hewlett-Packard, Nike, Merrill Lynch, Sprint and Sun Microsystems have used Eloquent’s solutions. Eloquent is a registered trademark of Eloquent, Inc., headquartered in San Mateo, California. For more information, visit www.eloquent.com.

Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements involving risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, competition in our markets and for qualified personnel, timing of customer orders and technological change. For additional information regarding these and other risks, refer to Eloquent’s most recent Form 10-Q, on file with the Securities and Exchange Commission.

SOURCE: Eloquent, Inc.

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